Q1 2012 Investor Update
May 10, 2012

Intersections Corporate Overview
Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” These forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to revise or update any forward-looking statements.

($ millions)

LTM Adjusted EBITDA ($MM)
$60
$50
$40
$30
$20
$10
$0
$22.0
$29.7
$36.0
$47.4
$53.9
$54.4
$54.9
$52.1
$55.3
Q1 '10
Q2 '10
Q3 '10
Q4 '10
Q1 '11
Q2 '11
Q3 '11
Q4 '11
Q1 '12

INTERSECTIONS INC.

About Intersections Inc.
Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections’ services are offered through
North America's leading financial institutions, directly to consumers under
Intersections’ award-winning IDENTITY GUARD® brand, and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center.
Since 1996, Intersections has protected the identities of more than 34 million consumers.
Founded:	1996
NASDAQ Symbol:	INTX
Headquarters:	Chantilly, VA
Employees:	920
Consumers Protected To Date:	More than 34 million
Adjusted EBITDA From Continuing Operations *
* Latest Twelve Months (LTM) consolidated adjusted EBITDA from continuing operations before share related compensation. Severance related expenses of $1.6 million and $465 thousand included in Q4 2011 and Q1 2012 respectfully.
Fast Facts

Q1 2012 Investor Update
Consolidated Highlights
► Revenue for Q1 2012 was $90.2 million, flat compared to the Q1 2011 and a 4% decrease from Q4
 2011.
► Adjusted EBITDA before share related compensation for Q1 2012 was $16.3 million, a 26% increase over Q1 2011 and a 45% increase from Q4 2011.
 o Includes severance related expenses of $465 thousand in Q1 2012 and $1.6 million in Q4 2011.
► Net income for the quarter ended March 31, 2012 was $6.2 million, a new record, as compared to
 $4.6 million for the quarter ended March 31, 2011.
► Diluted earnings per share increased to $0.33 per share in Q1 2012, a new record, and a 44%
 increase from Q1 2011 and a 50% increase from Q4 2011.
► Cash flow provided by operations was strong for Q1 2012 at $16.1 million compared to $12.7 million for Q1 2011.
► Strong Balance Sheet at the end of Q1 2012 with $30.6M in Cash and Equivalents, $10 million in outstanding debt under our revolving credit facility and additional $15.0 million available for future borrowing.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Consumer Product and Services (CP&S) Highlights

►We ended Q1 2012 with 4.8 million subscribers, a 15% increase from Q1 2011 and a 4% decrease from Q4 2011.
 o New Subscriber sales were down in Q1 2012 due to the previously announced cessation of new marketing with Bank of America
 (BAC) and reduced banking client marketing due to the uncertain regulatory environment.
 o Our Overall Retention rate improved to 72% in Q1 2012 up from 65% the same quarter last year.
►Our direct to consumer business continued to grow at a meaningful rate, generating positive earnings in Q1 2012 for the first time.
►CP&S Revenue for Q1 2012 was $89.4 million, a slight decrease compared to Q1 2011 and a decrease of 4% from Q4
2012.
 o The decrease in revenue is driven by the reduction in Bank of America subscribers largely offset by a new large indirect banking client and steady revenue growth in our direct-to-consumer business and other clients.
 o Retention rates for the BAC subscriber population continue to exceed forecast assumptions.
►CP&S Income from operations for Q1 2012 was $11.1 million, an increase of 26% percent from Q1 2011 and 62%
from Q4 2011.
 o Income increased primarily due to decreased marketing and commissions expenses, primarily from the discontinuation of new marketing with BAC, and also the shift in mix toward more customers from indirect client relationships.
 o G&A was higher in Q1 2012 compared to Q1 2011 due primarily to increased payroll and professional fees and one-time severance expenses.
 o Excluding one-time severance expenses, G&A decreased in Q1 2011 by 4.4% from Q4 2011.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Q1 2012 Investor Update

Q1 2012 Return of capital To Shareholders
Investor Update

► On April 26, 2012, Intersections’ Board declared our 8th consecutive quarterly cash dividend of $0.20 per common share. The dividend will be paid on Friday June 8, 2012 to stockholders of record as of business on May 29, 2012.
 o Based on the closing price on May 9, 2012 of $11.47 this represents an effective annual yield of approximately 7.0%
► We have $20 million authorized by our board and permitted under our current Credit
 Agreement for share repurchases.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
We do not expect subscriber growth in 2012
* Consolidated adjusted EBITDA from continuing operations before share related compensation.
FY 2012
Revenue	$330 to $340 million
Adj. EBITDA *	$55 to $58 million
Q1 2012 Investor Update
Full Year 2012 Guidance is Unchanged from March 15, 2012

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com
NASDAQ : INTX
Investor Relations
Eric Miller
Senior Vice President
Corporate Finance and Investor Relations
Tel: 703.488.6100
emiller@intersections.com